Exhibit 99.1
ERICO International Corporation
Announces Record Second Quarter 2006 Results
SOLON, OH — August 9, 2006 — ERICO International Corporation (bond ticker CADDY) today reported results for its second quarter and six months ended June 30, 2006.
Net sales in the second quarter of 2006 were $117.2 million, an increase of $17.1 million, or 17.0%, compared with second quarter 2005 net sales of $100.1 million. The increase in net sales was due primarily to increased selling prices and higher sales volume. This performance is a new record for quarterly net sales.
Gross profit in the second quarter of 2006 was $44.1 million, up $8.1 million, or 22.3%, from the second quarter 2005 gross profit of $36.0 million. The increase in gross profit was due primarily to increased selling prices and higher sales volume, resulting in manufacturing efficiencies.
Operating expenses in the second quarter of 2006 were $25.4 million, up $2.4 million, or 10.5%, from second quarter 2005 operating expenses of $23.0 million. As a percentage of net sales, operating expenses decreased to 21.7% in the second quarter of 2006 from 23.0% for the second quarter of 2005. The decrease in operating expenses as a percent of net sales in the second quarter of 2006 was due to the higher sales level along with management’s continued focus on controlling expenses.
The Company’s net cash provided by operating activities in the second quarter of 2006 was $14.0 million, compared with $16.7 million in the second quarter of 2005. The Company generated EBITDA of $21.2 million in the second quarter of 2006, compared with EBITDA of $15.6 million in the second quarter of 2005, an increase of $5.6 million, or 35.7%. These results represent a new quarterly record for EBITDA generation by the Company. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).
YEAR-TO-DATE RESULTS
Net sales for the six months ended June 30, 2006 were $222.6 million, up $32.5 million, or 17.1%, from net sales of $190.1 million for the six months ended June 30, 2005, setting a new record for net sales during the first six months of a year. The increase in net sales was due primarily to increased selling prices and higher sales volume.
Gross profit for the six months ended June 30, 2006 was $83.4 million, up $16.4 million, or 24.5%, from gross profit of $67.0 million for the six months ended June 30, 2005. The increase in gross profit was due primarily to increased selling prices and higher sales volume, resulting in manufacturing efficiencies.

Operating expenses in the first six months of 2006 were $49.4 million, up $4.8 million, or 10.7%, from operating expenses of $44.6 million in the first six months of 2005. As a percentage of net sales, operating expenses declined to 22.2% in the first six months of 2006 from 23.5% for the first six months of 2005. The decrease in operating expenses as a percent of net sales in the first half of 2006 was due to the higher sales level along with management’s continued focus on controlling expenses.
The Company’s net cash provided by operating activities was $8.5 million for the six months ended June 30, 2006, compared with $8.8 million for the six months ended June 30, 2005. The Company generated EBITDA of $40.0 million in the six months ended June 30, 2006, up $11.4 million, or 40.2%, from EBITDA of $28.6 million for the six months ended June 30, 2005. With this performance, the Company set a new record for EBITDA generation in the first six months of a year.
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. ERICO’s well-known brand names include: CADDY® fixings, fasteners and supports; CADWELD® welded electrical connections; CRITEC® surge protection devices; ERICO® rail bonds and specialty products; ERIFLEX® low-voltage panel components; ERITECH® electrical products; and LENTON® concrete reinforcement. Visit ERICO online at www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 10, 2006 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.

ERICO International Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2006	2005	2006	2005
Net sales	$117,150	$100,128	$222,621	$190,078
Cost of sales	73,059	64,089	139,218	123,090

Gross profit	44,091	36,039	83,403	66,988
Operating expenses	25,417	23,004	49,389	44,623

Operating income	18,674	13,035	34,014	22,365
Interest expense, net	3,348	3,905	6,727	7,785
Foreign exchange loss, net	200	275	62	466
Other income	—	—	(594)	—

Income before income taxes	15,126	8,855	27,819	14,114
Provision for income taxes	5,813	3,062	10,668	5,111

Net income	$9,313	$5,793	$17,151	$9,003

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$17,144	$19,561
Trade accounts receivable, net	75,607	54,802
Inventories, net	55,959	46,710
Other current assets	7,352	6,758

Total current assets	156,062	127,831
Property, plant and equipment, net	39,333	42,799
Goodwill	95,518	95,524
Other intangible assets, net	36,609	36,802
Other assets	7,996	8,315

Total assets	$335,518	$311,271

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$40,581	$29,157
Accrued compensation	14,715	15,699
Dividend payable	—	11,000
Other current liabilities	25,886	20,344

Total current liabilities	81,182	76,200

Long-term debt	141,675	141,675
Deferred income taxes	26,164	26,561
Other long-term liabilities	13,626	13,852

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	74,003	56,202
Accumulated other comprehensive loss	(1,132)	(3,219)

Total stockholder’s net investment	72,871	52,983

Total liabilities and stockholder’s net investment	$335,518	$311,271

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in Thousands)

	Six Months Ended
	June 30,
	2006	2005

Operating activities
Net income	$17,151	$9,003
Gain on sale of building	(594)	—
Depreciation and amortization	5,489	6,664
Other operating activities	(13,507)	(6,848)

Net cash provided by operating activities	8,539	8,819

Investing activities
Capital expenditures	(1,498)	(1,175)
Proceeds from sale of building	787	—
Other investing activities	(91)	(624)

Net cash used in investing activities	(802)	(1,799)

Financing activities
Dividends paid	(11,000)	(15,000)
Net transfers from Parent Company	650	—
Net borrowings on revolving line of credit	—	8,000

Net cash used in financing activities	(10,350)	(7,000)
Effect of exchange rate changes on cash and cash equivalents	196	(47)

Decrease in cash and cash equivalents	(2,417)	(27)
Cash and cash equivalents at beginning of period	19,561	2,321

Cash and cash equivalents at end of period	$17,144	$2,294

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, depreciation and amortization. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net cash provided by operating activities	$13,965	$16,720	$8,539	$8,819
Interest expense, net	3,348	3,905	6,727	7,785
Provision for income taxes	5,813	3,062	10,668	5,111
Foreign exchange loss, net	(200)	(275)	(62)	(466)
Deferred taxes	192	917	384	1,136
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(222)	(223)	(445)	(446)
Net changes in operating assets and liabilities	(1,676)	(8,467)	13,630	6,623
Gain on sale of building	—	—	594	—

EBITDA	$21,220	$15,639	$40,035	$28,562

Contact:	Polly Bloom Investor Relations (440) 542-1304